Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Derek K. Cole
Director, Investor Relations
303-464-3986
derek.cole@myogen.com

MYOGEN APPOINTS ANDREW D. DICKINSON
VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY

Denver, Colorado, December 2, 2004 — Myogen, Inc. (Nasdaq: MYOG), a biopharmaceutical company focused on the discovery, development and commercialization of small molecule therapeutics for the treatment of cardiovascular disease, today announced that Andrew D. Dickinson has joined the company as Vice President, General Counsel and Secretary.

Prior to joining Myogen, Mr. Dickinson was a founding partner of Kendall, Dickinson & Koenig, a corporate securities law firm, where he focused on providing strategic advice to emerging technology companies and venture capital firms in connection with general corporate matters, securities compliance and significant corporate transactions, including mergers and acquisitions, public offerings and venture capital financings. In addition, Mr. Dickinson previously served as a corporate and securities attorney at Cooley Godward LLP and Kirkland & Ellis LLP where he obtained extensive experience counseling public companies and private equity firms on securities law disclosure and compliance matters. Mr. Dickinson received a B.A. in molecular biology from the University of Colorado at Boulder and a J.D. from Loyola University of Chicago School of Law.

Myogen currently markets one product (Perfan® I.V.) in Europe for the treatment of acute decompensated heart failure and has three product candidates in late-stage clinical development: enoximone capsules for the treatment of chronic heart failure, ambrisentan for the treatment of pulmonary arterial hypertension and darusentan for the treatment of resistant hypertension. The Company, in collaboration with Novartis, also conducts a target and drug discovery research program focused on the development of disease-modifying drugs for the treatment of chronic heart failure and related cardiovascular disorders. Please visit our website at www.myogen.com.

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